- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                  / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                  ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CORRPRO COMPANIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:________

     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):_____________

     (4) Proposed maximum aggregate value of transaction:_______________________

     (5) Total fee paid:________________________________________________________

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:________________________________________________

     (2) Form, Schedule or Registration Statement No.:__________________________

     (3) Filing Party:__________________________________________________________

     (4) Date Filed:____________________________________________________________

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                                                    CORRPRO LOGO

June 17, 1996

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at Hilton Inn West, 3180 West Market Street, Akron, Ohio, at 10:00 a.m. on Wednesday, July 24, 1996. We hope that you will be able to attend.

     This Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote is important. Whether or not you plan to attend the meeting, we urge you to complete the enclosed proxy card and to sign, date, and return it in the envelope provided. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote personally by ballot.

     We appreciate your interest and your investment in our Company, and we look forward to seeing you at the meeting.

                                         Sincerely,
                                    Joseph W. Rog sig
                                         Joseph W. Rog
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                                                                    CORRPRO LOGO

                            CORRPRO COMPANIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JULY 24, 1996

     The Annual Meeting of Shareholders of Corrpro Companies, Inc. will be held at Hilton Inn West, 3180 West Market Street, Akron, Ohio at 10:00 a.m. on Wednesday, July 24, 1996. The purposes of the meeting are:

     1. To elect Directors; and

     2. To consider and transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on May 24, 1996 are entitled to notice of and to vote at the meeting.

                                         By Order of the Board of Directors

                                         Neal R. Restivo Sig
                                             Neal R. Restivo
                                         Senior Vice President,
                                             Chief Financial
                                                Officer,
                                         Secretary and Treasurer

June 17, 1996

                            CORRPRO COMPANIES, INC.

                                PROXY STATEMENT

     The accompanying Proxy is solicited by the Board of Directors of Corrpro Companies, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, July 24, 1996, and at any adjournments of that meeting.

     If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed Proxy. Common Shares represented by a properly signed card will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked, the shares will be voted to elect the nominees listed below. You may revoke your proxy before it is voted by giving notice to the Secretary of the Company in writing or orally at the meeting.

     This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about June 19, 1996.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into two classes, each of whose members serve for a two-year term. Shareholder approval is sought to elect Barry
W. Schadeck, Warren F. Rogers, and Walter W. Williams to the class of Directors whose terms expire in 1998. If any Director nominee becomes unable to accept nomination or election, the persons voting the shares represented by the Proxies will vote the shares in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable to serve.

     Under the terms of an employment agreement with Joseph W. Rog, the Company has agreed to cause him to be nominated as a Director of the Company for so long as such agreement remains in effect. This agreement expires on March 31, 1998.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 1998

BARRY W. SCHADECK, 45, has served as a Director of the Company since April 1993 and as Executive Vice President since July 1995. Mr. Schadeck has served as President of Corrpro Canada, Inc., a wholly-owned subsidiary of the Company, since its formation in May 1994. Mr. Schadeck served as President of the Company's Commonwealth Seager Group subsidiary ("CSG") since April 1993 and Chief Financial Officer of CSG since 1979. Prior to joining CSG, Mr. Schadeck served as Chief Financial Accountant of Associated Engineering Services Ltd. for seven years. Mr. Schadeck is a graduate of Northern Alberta Institute of Technology with a degree in accounting, and received his designation as a Certified General Accountant in 1978.

WARREN F. ROGERS, 66, is president of Warren Rogers Associates, Inc., a Newport,
     Rhode Island firm which provides underground storage tank management and consulting services including mathematical and statistical modeling. He has held this position since 1979. In addition, Mr. Rogers served as a Vice President of the Center for Naval Analysis in Alexandria, Virginia from 1982 to 1989. Mr. Rogers earned a Ph.D. in statistics from Stanford University and has an M.S. in Operations Research from the U.S. Naval Post-Graduate School.

WALTER W. WILLIAMS, 62, retired in November 1992 from his position as Chairman and Chief Executive Officer of Rubbermaid Incorporated, a position he had held since May 1991. Prior to that time, Mr. Williams served as President and Chief Operating Officer of Rubbermaid Incorporated commencing in September 1987 and Vice Chairman commencing in October 1990. Prior to joining Rubbermaid, Mr. Williams spent 31 years with The General Electric Company in a wide variety of domestic and international consumer marketing, sales and general management positions. Mr. Williams serves on the Board of Directors for The Stanley Works and PAXAR Corporation. Mr. Williams is a graduate of Utica College of Syracuse University with a degree in Finance.

Mr. Joseph C. Overbeck, who has served as a Director of the Company since May
     1994, will not stand for re-election to the Board of Directors at the upcoming Annual Meeting.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1997

JOSEPH W. ROG, 56, has served as a Director of the Company since 1984, as Chairman of the Board of Directors since June 1993, and as President of the Company since June 1995 and from January 1984 until June 1993. Mr. Rog has served as Chief Executive Officer of the Company since its formation in 1984. Mr. Rog has over thirty years of industry experience in various technical and management capacities and has broad, first-hand experience in corrosion analysis and the design and implementation of corrosion control systems. Mr. Rog is a graduate of Kent State University with a Bachelor of Science degree in Geology, and has also completed the Graduate School of Business course at Stanford University.

DAVID H. KROON, 46, has served as a Director of the Company since 1984, and as an Executive Vice President since April 1993. Mr. Kroon served as Senior Vice President of the Company from its formation in 1984 until April 1993. Mr. Kroon has over twenty-four years of engineering and consulting experience in the corrosion control market. Mr. Kroon is widely published in water and waste treatment, electrical power, oil and gas, and environmental journals worldwide. Mr. Kroon has management experience in the areas of business planning, policies and procedures, and professional development. Mr. Kroon is a graduate of Yale University with a Bachelor of Science degree in Chemistry.

C. RICHARD LYNHAM, 54, has served as a Director of the Company since June 1992. Mr. Lynham is presently the owner and Chief Executive Officer of Harbor Castings, Inc., an investment casting foundry located in North Canton, Ohio. Prior to assuming this position in 1992, Mr. Lynham served as Group Vice President, Ceramics, for Ferro Corporation (1984-1992), a Fortune 500 manufacturer of industrial specialty products. Mr. Lynham is a graduate of Cornell University with a bachelor's degree in Mechanical Engineering and has also received a Master of Business Administration from Harvard University.

ROBERT E. HODGE, 58, has served as a Director of the Company since November
     1993. Mr. Hodge retired in January 1993 from his position as Senior Vice President of Gas Supply, Natural Gas Pipeline Company of America, a unit of MidCon Corp., which is a subsidiary of Occidental Petroleum Corporation. Mr. Hodge joined Natural Gas Pipeline Company in America in 1960 and became a Senior Vice President in 1989. A graduate of the University of Missouri, Rolla, with a degree in electrical engineering, Mr. Hodge also holds a Master of Business Administration from the University of Illinois.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     The present members of the Audit Committee are Messrs. Hodge, Lynham, and Overbeck. The Audit Committee recommends to the Board the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee meets with appropriate Company financial personnel and independent public accountants to review the internal controls of the Company and the objectivity of its financial reporting. The Audit Committee had thirteen meetings during the last fiscal year.

     During fiscal 1996, the Audit Committee conducted a review of year-end adjustments arising out of the audit of the Company's fiscal 1995 financial statements performed by its independent accountants. The Audit Committee has concluded its review and issued its report to the Board of Directors on this matter.

     The present members of the Compensation Committee are Messrs. Hodge, Lynham, and Overbeck. The Compensation Committee is responsible for establishing the compensation package--base salary, cash bonuses, and equity incentive awards--for the Chief Executive Officer. The Compensation Committee is also responsible for establishing the equity incentive awards for the remaining executive officers. During the last fiscal year, the Compensation Committee engaged an independent executive compensation consultant to assist it in the establishment of the compensation package for the Chief Executive Officer, and reviewed the recommendations of the Chief Executive Officer in establishing the equity incentive awards for the remaining executive officers. The Compensation Committee has delegated to the Chief Executive Officer the decision-making authority regarding the base salary and cash bonuses for the remaining executive officers; however, the Chief Executive Officer is required to review his compensation recommendations with the Compensation Committee before a final decision is made. The Compensation Committee had five meetings during the last fiscal year.

     The Board of Directors had seven meetings during the last fiscal year. During the last fiscal year, each Director attended at least 75% of the meetings of the Board of Directors. Each Director attended at least 75% of the meetings of the Committees on which he served.

COMPENSATION OF DIRECTORS

     Directors unaffiliated with the Company are paid $2,200 for each Board of Directors' meeting attended in person, $900 for each Committee meeting attended in person, and $550 for each telephonic Board of Directors' meeting or Committee meeting. Directors are reimbursed for reasonable expenses incurred as a Director.

     Pursuant to the terms of the Deferred Compensation Plan for Outside Directors, Directors unaffiliated with the Company may elect to defer payment of all or any part of the compensation received as a Director. Participating Directors elect to have the return on their deferred funds based upon the rate of return on various investment options, including the Company's Common Shares. Deferred portions are payable in a lump sum, over a period of five years or over a period of ten years. Payments under the plan commence at a future date previously specified by the Director, or upon the death or disability of the Director.

     The Company maintains the 1994 Corrpro Outside Directors' Stock Option Plan (the "Directors' Plan"), which provides for the automatic grant of options to purchase 1,500 Common Shares on the date such person is first elected or appointed to the Board of Directors. In addition, options to purchase 1,500 Common Shares will be granted to each eligible person on each anniversary of the date of the Company's initial public offering, September 30, 1993; provided, however, no eligible person may receive more than one grant in any calendar year. The option price for the options granted under the Directors' Plan is equal to 130% of the fair market value of the Common Shares on the date of grant. Options granted under the Directors' Plan become exercisable 50% on each of the first and second anniversary dates of the date of grant, and remain exercisable for up to ten years from the date of grant.

                              CERTAIN TRANSACTIONS

     Warren F. Rogers, a nominee for Director, is president of Warren Rogers Associates, Inc. (WRA). WRA currently conducts, on behalf of the Company, statistical evaluation of corrosion data, relating to the Company's customers, primarily in the underground storage tank market. The Company has worked with WRA since 1985. During fiscal 1996, fees paid to WRA totaled $226,580.

     The Company believes that the terms of all transactions and arrangements with WRA are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

                           OWNERSHIP OF COMMON SHARES

     The following table shows the number and percent of the Common Shares beneficially owned on May 24, 1996 by each of the Directors, by the Chief
Executive Officer, by the four other most highly compensated executive officers, by all Directors and executive officers as a group and by each person or entity who is known to the Company to be the beneficial owner of more than 5% of the
Company's outstanding Common Shares.
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                                                 NUMBER OF
                                 NAME                            SHARES(1)(2)      PERCENT
                                 -----                           ---------         ------
        Michael K. Baach                                           74,239             1.1%
        George A. Gehring, Jr.                                     95,940             1.4%
        David. M. Hickey                                           42,904               *
        Robert E. Hodge                                             2,250               *
        David H. Kroon                                            211,946             3.2
        C. Richard Lynham                                          10,250               *
        Joseph C. Overbeck                                          3,500               *
        Joseph W. Rog                                             246,222             3.7
        Barry W. Schadeck                                          84,682             1.3
        12 Directors and executive officers as a group            794,253            11.6

   *Less than 1%

(1) The named shareholders have sole voting and investment power or shared voting and investment power with their spouses with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.

(2) Includes with respect to each of the following individuals and group the following number of Common Shares which may be acquired upon the exercise of options within 60 days: Mr. Baach (33,000 shares); Mr. Gehring (93,000 shares); Mr. Hickey (39,167 shares); Mr. Hodge (2,250 shares); Mr. Kroon (33,000 shares);

Mr. Lynham (8,250 shares); Mr. Overbeck (1,500 shares); Mr. Rog (66,000 shares); Mr. Schadeck (16,000); and all Directors and executive officers as a group (310,833 shares).

     Section 16(a) of the Securities Exchange Act requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange. The Company believes that during fiscal 1996, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with except Michael Tighe, who, due to an inadvertent error in the administration of the Company's 401(k) Savings Plan, failed to file nine Form 4's relating to an intra-fund transfer from the Company Stock Fund and nine purchase transactions within the Company's Stock Fund.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation received for the three years ended March 31, 1996 by the persons who were at March 31, 1996 the Company's Chief Executive Officer and the four other most highly paid executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                FISCAL                               OTHER ANNUAL         STOCK             ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR       SALARY       BONUS       COMPENSATION       OPTIONS(1)       COMPENSATION(2)
 -------------------------      -----      --------     --------     ------------      ------------      ---------------
Joseph W. Rog                    1996      $208,750     $     0        $      0                0             $ 1,026
  Chairman of the Board,         1995       205,000           0               0           30,000                 893
  President, and Chief           1994       185,000           0               0                0               1,010
  Executive Officer
David M. Hickey(3)               1996       162,000      36,300          83,516(4)        50,000                 409
  Executive Vice President-      1995        87,746      34,000               0           12,500                 532
  Worldwide Manufacturing
    and International
    Operations
George A. Gehring, Jr.           1996       140,000      35,000               0           60,000                 700
  Executive Vice President       1995       130,000           0               0            8,000                 654
                                 1994       115,000           0               0                0                 505
Michael K. Baach                 1996       140,000      35,000               0                0                 385
  Executive Vice President       1995       130,000           0               0           10,000                 392
                                 1994       100,000           0               0                0                 465
David H. Kroon                   1996       134,462      35,000               0                0                 524
  Executive Vice President       1995       140,000           0               0            8,000                 629
                                 1994       121,250           0               0                0                 510

(1) On June 30,1995, Messrs. Rog, Kroon, Gehring and Baach voluntarily forfeited the stock options granted to each of them during fiscal 1995.

(2) Amounts represent Company matching contributions to the Corrpro Companies, Inc. Profit Sharing Plan and Trust, a qualified salary deferral plan under
    Section 401(k) of the Internal Revenue Code.

(3) Mr. Hickey became an employee of the Company in August 1994, at the time of the Company's acquisition of RCS. Amounts for fiscal 1995 relate to the eight month period from August 1994 to March 1995. He became an executive officer of the Company during June 1995. During fiscal 1996, the Company advanced Mr. Hickey $156,000 in connection with his relocation to the Company's Corporate headquarters in Ohio. Interest on the advance was at a rate of 10% per annum. The entire advance has been repaid as of the date of this filing.

(4) Includes $73,614 of moving expenses paid by the Company.

                       OPTION GRANTS IN LAST FISCAL YEAR
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                                                                                  POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED ANNUAL
                                          INDIVIDUAL GRANTS                                       RATES OF STOCK PRICE
                                             % OF TOTAL         EXERCISE OR                      APPRECIATION FOR OPTION
                                           OPTIONS GRANTED          BASE                                 TERM(2)
                            OPTIONS        TO EMPLOYEES IN         PRICE         EXPIRATION       --------------------
         NAME               GRANTED          FISCAL YEAR         ($/SH)(1)          DATE            5%            10%
         -----               ------        --------------       -----------       ---------      --------       --------
David M. Hickey              50,000              18.5%             $ 7.43          7-3-05        $ 178,622      $ 504,478
George A. Gehring, Jr.       60,000              22.2%               6.94          2-8-06          200,211        565,449

(1) The exercise price is based on 110% of the fair market value of the Company's Common Shares on the date of grant.

(2) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                                                            NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                             UNDERLYING OPTIONS               IN-THE-MONEY OPTIONS
                             SHARES                            FISCAL YEAR-END                AT FISCAL YEAR-END(1)
                            ACQUIRED        VALUE       ----------------------------      ----------------------------
                           ON EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                            ---------      -------       ---------       -----------       ---------       -----------
Joseph W. Rog                      0       $      0        66,000                0        $  349,470         $     0
David M. Hickey                    0              0        24,167           38,333             3,900           5,850
David H. Kroon                     0              0        33,000                0           174,735               0
George A. Gehring, Jr.             0              0        93,000                0           215,835               0
Michael K. Baach                   0              0        33,000                0           174,735               0

(1) This value is calculated based on the difference between $7.625, the closing price of the Company's Common Shares on March 29, 1996, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     In June 1993, the Company entered into a five-year employment agreement with Mr. Rog. Pursuant to this agreement, Mr. Rog serves as the Company's Chairman of the Board and Chief Executive Officer. In addition, the Company has agreed to cause Mr. Rog to be nominated as a Director of the Company for so long as such agreement remains in effect. The current term of this agreement expires on March 31, 1998.

     This employment agreement provides for the payment of a base salary, subject to annual adjustments, and such other compensation, whether in the form of bonuses, stock options, incentive compensation, or otherwise, as determined by the Board of Directors from time-to-time. The Board of Directors has delegated its authority to set compensation pursuant to these agreements to its Compensation Committee. At March 31, 1996 the base salary for Mr. Rog was $205,000.

     This employment agreement precludes Mr. Rog from competing with the Company during the term of the agreement and for as long as Mr. Rog receives payments pursuant to the agreement. The employment agreement permits the Company to terminate Mr. Rog's employment for good cause. If the Company terminates Mr. Rog for good cause, which includes willful and continued failure to perform his duties, engagement in willful gross misconduct materially and demonstrably injurious to the Company, gross habitual neglect of his duties, or conviction of a felony involving specified acts, the Company will pay Mr. Rog his base salary earned through termination and will have no further obligation to him. There are no change of control provisions in the employment agreement.

     Mr. Rog will be eligible to receive retirement income with a lifetime survivor benefit to his spouse in an amount equal to 50% of his base salary, payable monthly, provided that certain conditions are satisfied including that he remains in employment of the Company through the current term of his employment agreement; that his employment is terminated without good cause; that he resigns due to the Company's failure to honor its obligations under the agreement; or that he dies while an employee of the Company.

     Under this employment agreement, if Mr. Rog is terminated without good cause or resigns due to the Company's failure to honor its obligations under the agreement, the Company must pay Mr. Rog his salary earned through the termination or resignation date and a severance payment equal to his base salary for one year at the rate in effect at the time of termination plus a payment equal to a full year's participation in any short-term incentive bonus plan at the 100% level. In addition, the Company must maintain any medical or other insurance coverage in effect at the time of termination until age 65. Further, all of Mr. Rog's unvested stock options will become vested immediately and he will receive any payments due under any long-term incentive plans within ten days of termination.

     In the event of Mr. Rog's disability, he will continue to receive his base salary and other compensation and benefits during the first ninety consecutive working days after the date of such disability. Thereafter, he will be entitled to exercise any unvested stock options and will receive a payment equal to a full year's participation in any short-term incentive bonus plan at the 100% level. In addition, benefits will continue for his spouse and eligible dependents in accordance with Company policy and his designated beneficiary shall be entitled to exercise all stock options (including all unvested options) held by him and receive payments under any short-term incentive bonuses or long-term incentive plans in accordance with the terms of such plans.

     The Company has also entered into five-year employment agreements with Messrs. Kroon, Gehring, and Baach pursuant to which each shall serve as an Executive Vice President of the Company. These agreements provide for the payment of base salaries, subject to adjustment. In general, these agreements provide similar severance arrangements as the employment agreement with Mr. Rog described above, except that no retirement income will be paid, and that medical and other insurance coverage shall continue for a period of twelve months rather than to age 65 if the employee is terminated without good cause or if the employee resigns due to the Company's failure to honor its obligations under the agreement. The current terms of these agreements each expire on March 31, 1998.

     The Company has also entered into a three-year employment agreement with Mr. Hickey pursuant to which he would serve as president of Rohrback Cosasco Systems, Inc., a subsidiary of the Company. Since this agreement was entered into, Mr. Hickey has become an Executive Vice President of the Company. This agreement provides for the payment of a base salary, which shall be subject to review each fiscal year, and participation in a bonus program, the terms of which will be set each fiscal year. This agreement provides that in the event the Company terminates Mr. Hickey without good cause during the initial 36 month term of the agreement, Mr. Hickey will be paid his annual base salary during the remaining balance of the 36 month period, plus a pro-rated amount of his bonus. The current term of this agreement expires on June 30, 1997.

                    REPORT OF THE COMPENSATION COMMITTEE AND
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was responsible for establishing the compensation package--base salary, cash bonuses, and equity incentive awards--for the Chief Executive Officer. The Compensation Committee was also responsible for establishing the equity incentive awards for the remaining executive officers. The Compensation Committee engaged an independent executive compensation consultant to assist it in the establishment of the compensation package for the Chief Executive Officer, and reviewed the recommendations of the Chief Executive Officer in establishing the equity incentive awards for the remaining executive officers.

BASE SALARIES

     An independent executive compensation consultant engaged by the Company recommended to the Compensation Committee appropriate base salary ranges for Mr. Rog, the Chief Executive Officer, based upon the consulting firm's data base of competitive information from domestic industrial companies of similar size and based upon an analysis of the proxy statements of those companies comprising the peer group utilized in the performance graph on page 9 for comparing total returns to shareholders. The Compensation Committee believed it was necessary to analyze not only the peer group of companies but also the broader group of domestic industrial companies of similar size for its salary comparisons since this broader group of companies competes for the talent of the executive officers. The Compensation Committee reviewed the salary ranges recommended by the consultant and established a base salary level for Mr. Rog of $220,000 which was within the salary range recommended by the consultant. In June 1995, the Compensation Committee returned Mr. Rog's base salary to its fiscal 1995 level, $205,000, in view of the Company's financial performance for fiscal 1995.

     The base salary levels for all of the remaining executive officers were as determined by the Chief Executive Officer following a review of these recommended base salary levels with the Compensation Committee. These salary levels were subjectively established based upon the performance of the executive and his level of responsibility.

INCENTIVE COMPENSATION

     The Company's Key Employee Incentive Bonus Plan (the "Plan") was suspended during fiscal 1996 in view of the Company's performance for fiscal 1995. Certain key employees (including the four named executive officers), however, were awarded cash bonuses for fiscal 1996 in recognition of their performances under difficult circumstances. The bonus amounts were subjectively established by the Chief Executive Officer.

     A number of the Company's subsidiaries maintain cash incentive plans for their employees. One of the Company's executive officers participated in such plan as an officer of the subsidiary. The amounts paid under these plans were based upon certain preestablished performance criteria or were paid pursuant to the terms of the Company's acquisition of the particular subsidiary.

     EQUITY INCENTIVES. The Compensation Committee granted stock options to two named executive officers during fiscal 1996. The options were designed to provide incentives to manage the Company in the best interests of the shareholders, and to remain employed by the Company on a long-term basis. In granting these awards, the Compensation Committee's determination was based upon the level of the executive's responsibility with the Company, his performance, and the importance of his retention to the Company. These factors were weighted subjectively by the Compensation Committee.

     Respectfully submitted,

            Compensation Committee:                         Other Board Members:
                Robert E. Hodge                                David H. Kroon
               C. Richard Lynham                                Joseph W. Rog
              Joseph C. Overbeck                              Barry W. Schadeck

COMPANY STOCK PERFORMANCE

     Following is a graph which compares the cumulative return from investing $100, and the reinvestment of dividends, at September 30, 1993, the date the Company's Common Shares began to trade on the New York Stock Exchange, with the S&P 500 index, and with an index of peer companies (the "Peer Group"). The companies selected to form the Peer Group index are companies with revenues generally in the range of $40 to $150 million that offer a broad range of engineering, environmental, and construction services. They include Astrotech International, Baker (Michael) Corp., Failure Group Inc., Greiner Engineering Inc., Harding Associates Inc., and Tanknology Environmental Inc.

                          TOTAL RETURN TO SHAREHOLDERS
                      SEPTEMBER 30, 1993 TO MARCH 31, 1996

   MEASUREMENT PERIOD        CORRPRO
  (FISCAL YEAR COVERED)     COMPANIES     S&P 500    PEER GROUP
SEPT. 30, 1993                     100          100          100
MARCH 31, 1994                     180           98           95
MARCH 31, 1995                     155          113           71
MARCH 31, 1996                      69          149           72

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Three Directors unaffiliated with the Company, Messrs. Hodge, Lynham and Overbeck served on the Compensation Committee throughout the fiscal year completed March 31, 1996.

     The Compensation Committee was responsible for establishing the compensation package--base salary, cash bonuses, and equity incentive awards--for the Chief Executive Officer. The Compensation Committee was also responsible for establishing the equity incentive awards for the remaining executive officers. The Compensation Committee engaged an independent executive compensation consultant to assist it in the establishment of the compensation packages for the Chief Executive Officer and reviewed the recommendations of the Chief Executive Officer in establishing the equity incentive awards for the remaining executive officers. The Compensation Committee delegated to the Chief Executive Officer the decision-making authority regarding the base salary and cash bonuses for the remaining executive officers; however, the Chief Executive Officer was required to review his compensation recommendations with the Compensation Committee before a final decision was made.

                              INDEPENDENT AUDITORS

     The Company is incorporated under the laws of the State of Ohio, which do not require approval by shareholders of the selection of independent auditors. A representative of Price Waterhouse LLP is expected to be present at the meeting. Price Waterhouse LLP acted as independent auditors for the Company for the fiscal year ended March 31, 1996. The Board of Directors will select the Company's auditors for fiscal 1997. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Price Waterhouse LLP's examination of the Company's financial statements and records for the fiscal year ended March 31, 1996.

                                    GENERAL

VOTING AT THE MEETING

     Shareholders of record at the close of business on May 24, 1996 are entitled to vote at the meeting. On that date, a total of 6,559,089 Common Shares were outstanding. Each Common Share is entitled to one vote.

     Holders of shares of Common Shares have no cumulative voting rights. Provided a quorum is present, the affirmative vote of a plurality of the Common Shares represented and voting, in person or by proxy, at any meeting of shareholders is required under Ohio law to elect Directors.

     Votes may be cast in favor of, or withheld from, each nominee in the election of directors. Votes that are withheld will not be included in the number of votes cast although such shares will be counted as present for purposes of determining the existence of a quorum. The New York Stock Exchange rules permit brokers who hold shares in street name to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of Directors.

     The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the Proxy will vote on these matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company addressed to the Secretary on or before February 20, 1997.

PROXY SOLICITATION

     The Company will bear the expense of the solicitation of proxies. In addition to requesting proxies by mail, officers and regular employees of the Company may request proxies by telephone or in person. The Company has retained Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, to assist in the solicitation for an estimated fee of $1,500, plus expenses not in excess of $500.

     The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

     The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, is being mailed to shareholders of record with this Proxy Statement.

                                   For the Board of Directors
                                   Corrpro Companies, Inc.

                                   LOGO

                                   Neal R. Restivo
                                   Senior Vice President,
                                   Chief Financial Officer,
                                   Secretary and Treasurer
June 17, 1996

                               CORRPRO COMPANIES, INC.

             BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING, JULY 24, 1996

P The undersigned, having received the Notice of Meeting and Proxy Statement, hereby constitutes and appoints Joseph W. Rog, David H.
R Kroon, and Barry W. Schadeck, and each of them (with full power of substitution respectively), true and lawful attorneys and proxies
O for the undersigned to attend the Annual Meeting to be held on July 24, 1996, at 10:00 a.m., at Hilton Inn West, 3180 West Market
X        Street, Akron, Ohio, and any adjournments thereof.

Y The Proxy when properly executed will be voted in the manner directed; if no direction is made this Proxy will be voted FOR the Director Nominees. In their discretion, the parties are also authorized to vote upon such other matters as may properly come before the meeting.

            Election of Directors, Nominees:
            Barry W. Schadeck, Warren F. Rogers and Walter W. Williams


    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.



                                                                SEE REVERSE
                                                                   SIDE

       /X/  PLEASE MARK YOUR                                           SHARES IN YOUR NAME
            VOTES AS IN THIS
            EXAMPLE.

                        FOR            WITHHELD
1. Election of          / /              / /
   Directors
   (see reverse)

 For, except vote withheld from the following nominee(s):
 ________________________________________________________




                                       Attend        / /        We would appreciate your indicating if you are planning to attend
                                       Meeting                  the Annual Meeting. Your failure to check this box will not preclude you from attending the meeting.

                                       Change        / /        __________________________________________
                                         of                     __________________________________________
                                       Address                  __________________________________________
                                                                               NEW ADDRESS


SIGNATURE(S)  _____________________________________________________________   DATE _____________________

SIGNATURE(S)  _____________________________________________________________   DATE _____________________
     NOTE: Please sign exactly as name appears
           hereon. Joint owners should each sign.
           When signing as attorney, executor,
           administrator, trustee, or guardian,
           please give full title as such.